Exhibit 10.21

LEADING BIOSCIENCES, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made and entered into effective as of December 16, 2020 (the “Effective Date”), by and between Michael Dawson, M.D. (“Executive”) and Leading BioSciences, Inc. (the “Company”).

This Agreement supersedes and replaces in their entirety all other or prior agreements, whether oral or written, with respect to Executive’s employment terms with the Company or its affiliates or predecessors, including without limitation that certain Employment Agreement, as amended, dated April 20, 2018 (the “Prior Agreements”). Executive agrees and acknowledges that this Agreement shall not constitute and shall not be deemed for any purpose to be a termination without Cause or a Good Reason resignation right, including for purposes of the Prior Agreements.

Now, Therefore, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                  Employment by the Company.

1.1              Position. Executive shall serve as the Company’s Chief Medical Officer and shall report to the Company’s Chief Executive Officer (“CEO”). During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and 25% of Executive’s business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.

1.2              Duties and Location. Executive shall perform such duties as are customarily associated with the position of Chief Executive Officer and such other duties as are assigned to Executive by the CEO. Executive’s primary office location shall be the Company’s headquarters located in Carlsbad, California. Subject to the terms of this Agreement, the Company reserves the right to (a) reasonably require Executive to perform Executive’s duties at places other than Executive’s primary office location from time to time and to require reasonable business travel, and (b) modify Executive’s job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.

1.3              Policies and Procedures. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.                  Cash Compensation.

2.1              Base Salary. For services to be rendered hereunder, Executive shall receive a base salary at the rate of $103,000 per year (the “Base Salary”), less standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule; provided that, from and after the earlier to occur of (i) the initial public offering of the Company’s common stock pursuant to a firmly underwritten offering and registered with the US Securities and Exchange Commission and (ii) the date on which the Company or the parent or a subsidiary of the Company is subject to the reporting requirements of Section 13 and Section 15(d) of the U.S. Securities Exchange Act of 1934, as amended (such earlier date, the “Public Company Date”), Executive’s Base Salary shall be increased to $115,900 per year. The Company’s Board of Directors (the “Board”) (or the Compensation Committee thereof) may review Executive’s Base Salary for adjustment from time to time.

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2.2              Bonus. Executive will be eligible to be considered for a discretionary annual performance bonus of up to 25% of the Base Salary, based on achievement of individual and/or corporate performance targets, metrics and/or objectives to be determined and approved by the Board or the Compensation Committee thereof, including pursuant to an annual incentive plan or similar plan approved by the Board, if any; provided that, from and after the Public Company Date, such percentage shall be increased to 40%. Any such bonus would be paid after the close of the fiscal year and after determination by the Board (or the Compensation Committee thereof) of (i) the level of achievement of the applicable individual and corporate performance targets, metrics and/or objectives and (ii) the amount of the annual incentive compensation earned by Executive (if any). No annual incentive compensation is guaranteed and, in addition to the other conditions for earning such compensation, Executive must remain an employee in good standing of the Company on the annual incentive compensation payment date in order to be eligible for any annual incentive compensation. The Board (or the Compensation Committee thereof) may review Executive’s annual performance bonus amount for adjustment from time to time.

3.                  Public Company Date Bonus. Promptly following the Public Company Date (but in no event more than one week after), you shall receive a one-time bonus payment equal to $66,000, less standard payroll deductions and withholdings.

4.                  Standard Company Benefits; Expenses. Executive shall, in accordance with Company policy and the terms and conditions of the applicable Company benefit plan documents, be eligible to participate in the benefit and fringe benefit programs provided by the Company to its executive officers and other employees from time to time. Any such benefits shall be subject to the terms and conditions of the governing benefit plans and policies and may be changed by the Company in its discretion. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in furtherance or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

5.                  Equity Awards. All Company equity awards previously granted to Executive (such awards, the “Prior Equity Awards”) shall continue in effect from and following the Effective Date in accordance with their existing terms. Executive may be eligible to receive additional grants of Company equity awards in the sole discretion of and subject to the approval of the Board.

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6.                  Proprietary Information Obligations.

6.1              Proprietary Information Agreement. Executive will continue to abide by the Company’s standard Confidential Information and Invention Assignment Agreement attached hereto as Exhibit A (“Proprietary Agreement”).

6.2              Third-Party Agreements and Information. Executive represents and warrants that Executive’s employment by the Company does not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform Executive’s duties to the Company without violating any such agreement. Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, that would be used in connection with Executive’s employment by the Company, except as expressly authorized by that third party. During Executive’s employment by the Company, Executive will use in the performance of Executive’s duties only information that is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company.

7.                  Outside Activities and Non-Competition and No-Solicit.

7.1              Outside Activities. Throughout Executive’s employment with the Company, Executive may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of Executive’s duties hereunder or present a conflict of interest with the Company or its affiliates. Subject to the restrictions set forth herein, and only with prior written disclosure to and consent of the Board, Executive may engage in other types of business or public activities. The Board may rescind such consent, if the Board determines, in its sole discretion, that such activities compromise or threaten to compromise the Company’s or its affiliates’ business interests or conflict with Executive’s duties to the Company or its affiliates.

7.2              Non-Competition During Employment. Except as otherwise provided in this Agreement, during Executive’s employment by the Company, Executive will not, without the express written consent of the Board, directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any person or entity engaged in, or planning or preparing to engage in, business activity competitive with any line of business engaged in (or planned to be engaged in) by the Company or its affiliates; provided, however, that Executive may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange. In addition, Executive will be subject to certain restrictions (including restrictions continuing after Executive’s employment ends) under the terms of the Proprietary Agreement.

7.3              Non-Solicitation. Executive agrees that during the period of employment with the Company and for twelve (12) months after the date Executive’s employment is terminated for any reason, Executive will not, either directly or through others, solicit or encourage or attempt to solicit or encourage any employee, independent contractor, or consultant of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

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8.                  Termination of Employment; Severance and Change in Control Benefits.

8.1              At-Will Employment. Executive’s employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause (as defined below) or advance notice. In the event Executive's employment with the Company is terminated for any reason, Executive will be entitled to all of Executive's earned compensation and benefits or otherwise as required by law through the date of termination. For the avoidance of doubt, Executive shall not be entitled to any additional compensation or benefits hereunder in the event Executive's employment is terminated for Cause, due to Executive's resignation without Good Reason, upon Executive's death or Executive's Disability (as defined below); provided that this Section 8.1 does not purport to alter (a) any separate agreement entered into after the Effective Date and pursuant which Executive is expressly entitled to benefits or other compensation on or after the events set forth in this sentence, including, if applicable, the Equity Documents, or (b) any agreements between the Executive and any third party, including insurance policies or the like. If Executive's employment terminates due to an Involuntary Termination (as defined below), Executive will be eligible to receive the additional compensation and benefits described in Sections 8.2 and 8.3, as applicable.

8.2              Termination Without Cause or Resignation for Good Reason Unrelated to Change in Control. If at any time following the Public Company Date, except during the Change in Control Period (as defined below), (i) the Company terminates Executive’s employment without Cause (as defined below and other than as a result of Executive’s death or Disability), or (ii) Executive resigns for Good Reason (as defined below), and provided in any case such termination constitutes a “separation from service”, as defined under Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”) (such termination described in (i) or (ii), an “Involuntary Termination”), Executive shall be entitled to receive the following severance benefits, subject in all events to Executive’s compliance with Section 8.4 below:

(i)                 Executive shall receive severance pay in the form of continuation of Executive’s base salary in effect (ignoring any decrease that forms the basis for Executive’s resignation for Good Reason, if applicable) on the effective date of Executive’s Involuntary Termination for the nine (9) months (the “Severance Period”) after the date of such termination;

(ii)              If Executive is eligible for and timely elects to continue Executive’s health insurance coverage under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985 or the state equivalent (“COBRA”) following Executive’s termination date, the Company will pay the COBRA group health insurance premiums for Executive and Executive’s eligible dependents until the earliest of (A) the close of the Severance Period, (B) the expiration of Executive’s eligibility for the continuation coverage under COBRA, or (C) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. For purposes of this Section, references to COBRA premiums shall not include any amounts payable by Executive under a Section 125 health care reimbursement plan under the U.S. Internal Revenue Code. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether Executive elects continued health coverage under COBRA, and in lieu of providing the COBRA premiums, the Company will instead pay Executive on the last day of each remaining month of the Severance Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly installments on the same schedule that the COBRA premiums would otherwise have been paid and shall be equal to the amount that the Company would have otherwise paid for COBRA premiums, and shall be paid until the earlier of (i) expiration of the Severance Period or (ii) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment;

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(iii)            Notwithstanding anything to the contrary set forth in the governing plan documents and option agreement between you and the Company (the “Plan”) or any successor equity incentive plan or any award agreement, the vesting of all of Executive’s then-outstanding stock awards, including any Prior Equity Awards, that are subject to time-based vesting shall be accelerated such that on the effective date of such termination that number of the shares subject to time-based vesting in such stock awards granted to Executive prior to the effective date of such termination shall be vested as if Executive’s employment had continued for the duration of the Severance Period and shall immediately exercisable by Executive. Treatment of any performance-based vesting equity awards will be governed solely by the terms of the agreements under which such awards were granted and will not be eligible to accelerate vesting pursuant to the foregoing provision; and

(iv)             If requested by Executive, the Company shall pay for up to three (3) months of job-placement services with a service provider of the Company’s choosing, which must be utilized during the six (6) months immediately following Executive’s termination of employment.

The salary continuation payments described in this Section 8.2 will be paid in substantially equal installments on the Company’s regular payroll schedule and subject to standard deductions and withholdings over the Severance Period following termination; provided, however, that no payments will be made prior to the effectiveness of the Release (defined below). On the effective date of the Release, the Company will pay Executive the salary continuation payments that Executive would have received on or prior to such date in a lump sum under the original schedule but for the delay while waiting for the effectiveness of the release, with the balance of the cash severance being paid as originally scheduled.

8.3              Termination Without Cause or Resignation for Good Reason During Change in Control Period. In the event of an Involuntary Termination at any time following the Public Company Date and during the time period commencing three (3) months immediately prior to the effective date of a Change in Control (as defined in the Company’s 2017 Equity Incentive Plan (the “Plan”)) and ending on the date that is twelve (12) months after the effective date of a Change in Control (the “Change in Control Period”), in lieu of the payments and benefits described in Section 8.2, and subject in all events to Executive’s compliance with Section 8.4 below, the Executive shall be entitled to the following severance benefits:

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(i)                 Executive shall receive a severance payment equal to the sum of (x) twelve (12) months’ of Executive’s base salary in effect (ignoring any decrease that forms the basis for Executive’s resignation for Good Reason, if applicable) on the effective date of Executive’s Involuntary Termination plus (y) an amount equal to Executive’s target bonus in effect at the time of termination, or if none, the last target bonus in effect for Executive, less standard deductions and withholdings, to be paid in a lump sum no later than ten (10) days following the later of (A) the effectiveness of the Release (as defined below) or (B) the effective date of the Change in Control;

(ii)              If Executive is eligible for and timely elects to continue Executive’s health insurance coverage under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985 or the state equivalent (“COBRA”) following Executive’s termination date, the Company will pay the COBRA group health insurance premiums for Executive and Executive’s eligible dependents until the earliest of (A) the end of the twelfth (12th) month following the effective date of the Executive’s Involuntary Termination (the “Extended Severance Period”), (B) the expiration of Executive’s eligibility for the continuation coverage under COBRA, or (C) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. For purposes of this Section, references to COBRA premiums shall not include any amounts payable by Executive under a Section 125 health care reimbursement plan under the U.S. Internal Revenue Code. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether Executive elects continued health coverage under COBRA, and in lieu of providing the COBRA premiums, the Company will instead pay Executive on the last day of each remaining month of the Extended Severance Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, also referred to herein as, the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly installments on the same schedule that the COBRA premiums would otherwise have been paid and shall be equal to the amount that the Company would have otherwise paid for COBRA premiums, and shall be paid until the earlier of (i) expiration of the Extended Severance Period or (ii) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment;

(iii)            Notwithstanding anything to the contrary set forth in the Plan or any successor equity incentive plan or any award agreement, the vesting of all of Executive’s then-outstanding stock awards, including any Prior Equity Awards, that are subject to time-based vesting shall be fully accelerated such that on the effective date of such termination one hundred percent (100%) of the shares subject to time-based vesting in such stock awards granted to Executive prior to the effective date of such termination shall be fully vested and immediately exercisable by Executive. Treatment of any performance-based vesting equity awards will be governed solely by the terms of the agreements under which such awards were granted and will not be eligible to accelerate vesting pursuant to the foregoing provision; and

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(iv)             If requested by Executive, the Company shall pay for up to three (3) months of job-placement services with a service provider of the Company’s choosing, which must be utilized during the six (6) months immediately following Executive’s termination of employment.

8.4              Conditions and Timing for Severance Benefits. The severance benefits set forth in Sections 8.2 and 8.3 above are expressly conditioned upon: (i) Executive’s continuing to comply with Executive’s obligations under Executive’s Proprietary Agreement; and (ii) Executive signing and not revoking a general release of legal claims in the form provided by the Company which shall include a nondisparagement provision and a full general release of claims against the Company and related persons and entities and a commitment from Executive to comply with Executive’s continuing obligations under Executive’s Proprietary Agreement, but will not include a release of any rights or claims for indemnification Executive may have pursuant to any written indemnification agreement with the Company to which Executive is a party, the Company’s bylaws, or applicable law (the “Release”) within the applicable deadline set forth therein and permitting the Release to become effective in accordance with its terms, which must occur no later than forty-five (45) days following the date of termination (the “Release Deadline”).

8.5              Definitions. For purposes of this Agreement:

(i)                 “Cause” means, with respect to Executive, the occurrence of any of the following events: (i) Executive’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) Executive’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) Executive’s intentional, material violation of any contract or agreement between Executive and the Company or of any statutory duty owed to the Company that has not been cured, if curable, within fifteen (15) days after written notice from the Board of such violation; (iv) Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) Executive’s gross misconduct that has not been cured, if curable, within fifteen (15) days after written notice from the Board requesting that the Executive cure such misconduct.

(ii)              “Disability” means the inability of Executive to engage in substantially gainful Company activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, and shall be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(iii)            “Good Reason” means Executive’s resignation from employment with the Company (or successor to the Company, if applicable) due to any of the following actions taken by the Company (or successor to the Company, if applicable) without Executive’s prior written consent thereto: (1) a material reduction in Executive’s base salary, which the parties agree is a reduction of at least 10% of Executive’s base salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees); (2) a material reduction in Executive’s authority, duties or responsibilities; (3) a relocation of Executive’s principal place of employment to a place that increases Executive’s one-way commute by more than fifty (50) miles as compared to Executive’s then-current principal place of employment immediately prior to such relocation (excluding regular travel in the ordinary course of business); and (4) a breach of a material provision of this Agreement by the Company. Notwithstanding the foregoing, in order to resign for Good Reason, Executive must provide written notice to the Company within thirty (30) days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation and allow the Company at least thirty (30) days from receipt of such written notice to cure such event, and, if such event is not reasonably cured within such period, Executive’s resignation from all positions Executive then holds with the Company is effective not later than thirty (30) days after the expiration of the cure period.

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8.6              Section 409A. It is intended that all of the benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, an exemption from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and any ambiguities herein shall be interpreted accordingly. Specifically, the benefits under this Agreement are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9) and each installment of severance benefits is a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i). However, if such exemptions are not available and Executive is, upon Separation from Service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after Executive’s Separation from Service, or (ii) Executive’s death. Severance benefits shall not commence until Executive has a Separation from Service. If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which Executive's Separation from Service occurs, the Release will not be deemed effective, for purposes of payment of severance, any earlier than the Release Deadline. Except to the minimum extent that payments must be delayed because Executive is a “specified employee” or until the effectiveness of the Release, all severance amounts will be paid as soon as practicable in accordance with the Company’s normal payroll practices.

8.7               Section 280G. If any payment or benefit Executive will or may receive from the Company or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (defined below). The “Reduced Amount” will be either (l) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (2) the entire Payment, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’s receipt, on an after-tax basis,

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of the greatest amount of the Payment. If a reduction in the Payment is to be made so that the Payment equals the Reduced Amount, (x) the Payment will be paid only to the extent permitted under the Reduced Amount alternative, and the Executive will have no rights to any additional payments and/or benefits constituting the Payment, and (y) reduction in payments and/or benefits will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to Executive. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards. In no event will the Company or any stockholder be liable to Executive for any amounts not paid as a result of the operation of this Section. The professional firm engaged by the Company for general tax purposes as of the day prior to the effective date of the change in control will perform the foregoing calculations. If the tax firm so engaged by the Company is serving as accountant or auditor for the acquirer, the Company will appoint a nationally recognized tax firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder. If the tax firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it will furnish the Company and Executive with documentation that no Excise Tax is reasonably likely to be imposed with respect to such Payment. Any good faith determinations of the tax firm made hereunder will be final, binding and conclusive upon the Company and Executive.

9.                  Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive’s employment with the Company, or the termination of Executive’s employment from the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in San Diego, California by JAMS, Inc. (“JAMS”) or its successors, under JAMS’ then applicable rules and procedures for employment disputes (which can be found at https://www.jamsadr.com/rules-employment-arbitration/, and which will be provided to Executive on request); provided that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Executive and the Company shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law. Both Executive and the Company acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fee. Nothing in this Agreement is intended to prevent either the Company or Executive from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

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10.              General Provisions.

10.1          Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

10.2           Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the Parties.

10.3          Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

10.4          Complete Agreement. This Agreement, together with the Proprietary Agreement, and the Indemnification Agreement attached hereto as Exhibit B, constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof and is the complete, final, and exclusive embodiment of the Company’s and Executive’s agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations (including, but not limited to, the Prior Agreements). It cannot be modified or amended except in a writing signed by a duly authorized officer of the Company, with the exception of those changes expressly reserved to the Company’s discretion in this Agreement.

10.5          Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but both of which taken together will constitute one and the same Agreement.

10.6          Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

10.7          Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

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10.8          Tax Withholding. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.

10.9          Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

[Signature Page Follows]

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In Witness Whereof, the parties have executed this Agreement on the date first written above.

Leading BioSciences, Inc.

By:		/s/ Thomas Hallam, Ph.D.
	Name:	Thomas Hallam, Ph.D.
	Title:	Chief Executive Officer

Executive

/s/ Michael Dawson, M.D.
Michael Dawson, M.D.

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Exhibit A

Proprietary Agreement

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Exhibit B

Indemnification Agreement

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